EXHIBIT 23.1

                   CONSENT OF INDEPENDENT AUDITORS, KPMG LLP

The Board of Directors
Pacific Magtron International Corp.

We consent to the incorporation by reference to the Company's previously filed Registration Statement on Form S-8 (No. 333-38944) and Registration Statement and on Form S-3 (No. 333-91528) of our report dated February 21, 2003, with respect to the consolidated balance sheet of Pacific Magtron International Corp. as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, and the 2002 financial information in the related financial statement schedule, which report appears in this annual report on Form 10-K of Pacific Magtron International Corp. for the year ended December 31, 2002.

Our report dated February 21, 2003, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustment that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Mountain View, California
March 28, 2003